Exhibit 10.73

 SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is made and entered in this 30th day of September 2014 by and among CD International Enterprises, Inc., a Florida corporation (“CDII”), EM Resource Enterprises, Inc., a Florida corporation (“EM”), and Manuel Mustafa (the “Shareholder”).

RECITALS:

A.           The Shareholder owns 100% of the issued and outstanding capital stock of EM (the “EM Shares”).

B.           CDII desires to acquire 100% of equity ownership of EM from the Shareholder in exchange for a $2 million note payable within two years (the "Note") and 209,375 shares of CDII Series E Convertible Preferred Stock (the "CDII Shares") with a total market value of $13.4 million.  The preferred stock can be converted CDII common stock as of October 1, 2017 at a ratio of each share of the preferred stock to 1,000 shares of CDII common stock.  The conversion price shall be $0.064 per share, the average closing price of CDII common stock 10 trading days (September 16 to September 29, 2015) prior to September 30, 2014, as shown in Exhibit A.  The preferred stock has no voting rights.  The payment of the Note will be relied on cash flow of EM operations and/or future financing of CDII.

C.           The Shareholder desires to exchange his equity ownership in EM for the CDII Shares upon the terms and conditions set forth herein.

D.           It is the intention of the parties hereto that:  (i) CDII shall acquire the EM Shares solely for the consideration set forth below (the “Exchange”); (ii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the “Securities Act”), and under the applicable securities laws of the jurisdiction where the Shareholders resides.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

Section 1.  Exchange of Shares

1.1           Exchange of Shares.  On the Closing Date (as hereinafter described) the Shareholders shall tender the EM Shares to CDII, and CDII shall issue the CDII Shares to the Shareholders in exchange therefor.  The designations, rights and preferences of the Common Shares are set forth on Exhibit A attached hereto and incorporated herein by such reference.

1.2           Delivery of EM Shares and the CDII Shares.  On the Closing Date, the Shareholders will deliver to CDII the certificate(s) representing the EM Shares, duly endorsed for transfer (or with executed stock power(s)) so as to convey good and marketable title to the EM Shares to CDII, and, simultaneously therewith, CDII will deliver certificates evidencing the CDII Shares to the Shareholders, registered to the Shareholders.

Section 2.  Representations and Warranties of the Shareholders

The Shareholders represents and warrants to CDII as follows:

2.1           Authorization; Enforceability; No Breach.  The Shareholders has all necessary power and authority to execute this Agreement and perform its obligations hereunder.  This Agreement constitutes the valid and binding obligation of the Shareholders enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.  The execution, delivery and performance of this Agreement by the Shareholders and the consummation of the transactions contemplated hereby will not:

(a)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute ( or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which the Shareholders are parties or by or to which their or any of their assets or properties may be bound or subject;

(b)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Shareholders, or upon the properties or business of the Shareholders; or

(c)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of the Shareholders.

2.2           Litigation. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving the Shareholders or their properties or rights which (a) could reasonably be expected to have a material adverse effect on the Shareholders taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

2.3           Information on Shareholders.  The Shareholders are “accredited investors,” as such term is defined in Regulation D promulgated under the Securities Act, is experienced in investments and business matters, has made investments of a speculative nature and, with their representatives, has such knowledge and experience in financial, tax and other business matters as to enable them to utilize the information made available by CDII to evaluate the merits and risks of and to make an informed investment decision with respect to this Agreement, which represents a speculative investment.  Shareholders are able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

2.4           Investment Intent.  Shareholders understands that the CDII Shares have not been registered under the Securities Act, that the Exchange commences a new holding period for the CDII Shares, and the CDII Shares, or any shares of CDII’s common stock underlying the CDII Shares, may not be sold, assigned, pledged, transferred or otherwise disposed of unless the CDII Shares are registered under the Securities Act or an exemption from registration is available.  Shareholders represent and warrant that they are acquiring the CDII Shares for its own account, for investment, and not with a view to the sale or distribution of the CDII Shares except in compliance with the Securities Act.  Each certificate representing the CDII Shares will have the following or substantially similar legend thereon:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws.  The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless, in the opinion of counsel satisfactory to the Company, registration is not required under the Act or any applicable state securities laws.”

2.5           Ownership of EM Shares.  Shareholder is the sole record and beneficial owner of the EM Shares, all of which shares are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.  There are no outstanding subscriptions, rights, options, warrants or other agreements obligating Shareholder to sell or transfer to any third person any or all of the EM Shares owned by Shareholder, or any interest therein.  Shareholder have the power to enter into this Agreement and to carry out their obligations hereunder.

2.6           Brokers or Finders.  No broker's or finder's fee will be payable by CDII in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by CDII.

Section 3.  Representations and Warranties of EM

EM hereby represents and warrants to CDII as follows:

3.1           Organization and Good Standing.  EM is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted.  EM is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.  EM has no subsidiaries.

3.2           Authorization; Enforceability; No Breach.  EM has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder.  This Agreement constitutes the valid and binding obligation of EM enforceable against it  in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.  The execution, delivery and performance of this Agreement by EM and the consummation of the transactions contemplated hereby will not:

(a)           violate any provision of the Articles of Incorporation or By-Laws of EM;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute ( or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which EM is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, EM or upon the properties or business of EM; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of EM.

3.3           Compliance with Laws.  EM has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business or financial condition of EM taken as a whole.

3.4           Litigation.  There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving EM or its properties or rights which (a) could reasonably be expected to have a material adverse effect on EM taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

3.5           Real Estate.  The EM Financial Statements (as hereinafter defined) set forth all real property owned by EM and EM is the exclusive investor and buyer of an iron stockpile under contracts (the "Contracts"), true and correct copies of which have been previously provided to CDII.  The Contracts are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Contract any default by EM or, to EM’ knowledge, of any event that, with notice or lapse of time or both, would constitute a default by EM or, to EM’ s knowledge, by any other person. All charges currently due and payable under the Contracts have been paid.

3.6           Assets.  EM owns all rights, title and interest in and to its assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.

3.7           Contracts.  Schedule 3.7 sets forth all contracts to which EM is a party.  Other than as set forth on Schedule 3.7, EM is not a party to any contracts, agreements, engagement letters, or other understandings which bind EM or its assets.

3.8           Financial Statements.  EM has previously delivered to CDII Balance sheets at December 31, 2013, 2012 and 2011, Statements of operations for the year ended December 31, 2013, 2012 and 2011 and for the period from January 1, 2010 (inception) through December 31, 2013, Statement of stockholders’ equity for the period from January 1, 2010 (inception) through December 31, 2013 and Statements of cash flows for the year ended December 31, 2013, 2012 and 2011 and for the period from January 1, 2010 (inception) through December 31, 2013 (the “EM Financial Statements”).  The EM Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved.

3.9           No Material Adverse Change.  Since the date of the EM Financial Statements, there has been no material adverse change in the assets, operations, financial condition or prospects of EM, taken as a whole.

3.10           Books and Records.  The financial records of EM accurately reflect in all material respects the information relating to the business of EM, the location and collection of its assets, the nature of all transactions giving rise to the obligations or accounts receivable of EM.

3.11           Notes Payable; Liabilities.  EM has previously delivered to CDII copies of notes payable in the aggregate amount of $_______0_______ (the “Notes”) to the payees and in the amounts set forth on Schedule 3.11 hereto.  EM has not suffered or incurred any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, including without limitation, liabilities on account of taxes, other governmental charges or legal proceedings, nor does EM have any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of EM (or in the notes thereto). (the “EM Liabilities”) other than (a) as set forth in the EM Financial Statements, or (b) previously discharged EM Liabilities.

3.12           Off Balance Sheet Arrangements.  EM is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among EM, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance-sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”))), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, EM or its affiliates.

3.13           Capitalization.  The authorized capital stock of EM consists of 100 shares of common stock of which 100 shares are presently issued and outstanding.  Such shares of common stock are owned of record and beneficially by the Shareholder.  EM has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of EM.  All of the EM Shares are duly authorized and validly issued, fully paid and non-assessable.

3.14           Taxes.  All required tax returns or federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by EM for all years for which such returns are due unless an extension for filing any such return has been properly prepared and filed.  Any and all federal, state, county, municipal, local, foreign and other taxes, assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. EM has no outstanding tax liabilities and has not received notice of any tax inquiry or audit against it.

3.15           Actions and Proceedings.  There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving EM.  There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving EM or any of its properties or assets.  There is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding

3.16           Full Disclosure.  No representation or warranty by EM in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to CDII pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of EM.

3.17 Brokers or Finders.  No broker's or finder's fee will be payable by EM in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by EM.

Section 4.  Representations and Warrants of CDII

CDII represent and warrants to Shareholder and EM as follows:

4.1           Organization and Good Standing.  CDII is a corporation duly organized, validly existing and in good standing under the laws of Florida, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted.  CDII is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.  CDII’s subsidiaries, and its ownership interest in each, are  set forth in its CDII SEC Documents (as hereinafter defined).

4.2           Authorization; Enforceability; No Breach.  CDII has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder.  This Agreement constitutes the valid and binding obligation of CDII enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.  The execution, delivery and performance of this Agreement by CDII and the consummation of the transactions contemplated hereby will not:

(a)           violate any provision of the Articles of Incorporation or By-Laws of CDII;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute ( or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which CDII is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, EM, or upon the properties or business of CDII;

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of CDII.

4.3           The CDII Securities.  The CDII Securities to be issued to the Shareholder has been, or on or prior to the Closing will have been, duly authorized by all necessary corporate and Shareholder actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be issued in violation of the pre-emptive or similar rights of any person.

4.4           CDII Financial Statements and SEC Documents.  CDII’s audited balance sheets at December 31, 2013 and 2012, and the related statements of operations and  Shareholder’ equity for each the two fiscal years then ended (collectively, the “CDII Financial Statements”) have been filed by CDII with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.  The CDII Financial Statements have been prepared in accordance with GAAP.  CDII has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since _____June 27, 2008_____ (the “CDII SEC Documents”).  As of their respective dates or, if amended, as of the date of such amendment, the CDII SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the CDII SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by CDII from the SEC or its staff. There has been no material correspondence between the SEC and CDII since ______ June 27, 2008_______ that is not available on the SEC’s Electronic Data Gathering and Retrieval database.  Except (a) as reflected or reserved against in CDII’s most recent unaudited balance sheets (or stated in the notes thereto) at ______September 30, 2013______ included in the CDII SEC Documents and (b) for liabilities and obligations incurred since ____June 27, 2008____ in the ordinary course of business consistent with past practice (the “CDII Liabilities”), and CDII does not have any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of CDII (or in the notes thereto).

4.5           No Material Adverse Changes.  Since the date of the CDII Financial Statements, there has been no material adverse change in the assets, operations, financial condition or prospects of CDII, taken as a whole.

4.6           Compliance with Laws.  CDII has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business or financial condition of CDII.

4.7           Litigation.  There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving CDII or any of CDII's properties or rights which (a) could reasonably be expected to have a material adverse effect on CDII taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

4.8           Capitalization.  The authorized capital stock of CDII consists of (i) 74,000,000 shares of common stock, of which there are presently issued and outstanding the number of shares of common stock set forth on Schedule 4.8.. CDII has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of CDII except as set forth in the CDII SEC Documents.  All of the issued and outstanding capital stock of CDII has been duly authorized and validly issued, fully paid and non-assessable, and was issued in compliance with applicable securities laws.

4.9           Taxes.  All required tax returns or federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by CDII for all years for which such returns are due unless an extension for filing any such return has been properly prepared and filed.  Any and all federal, state, county, municipal, local, foreign and other taxes, assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for.  CDII has no outstanding tax liabilities and has not received notice of any tax inquiry or audit against it.

4.10           Full Disclosure.  No representation or warranty by CDII in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to CDII pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of CDII.

4.11           Brokers or Finders.  No broker's or finder's fee will be payable by CDII in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by CDII.

Section 5.  Covenants

5.1           Examinations and Investigations.  Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation and verification of the assets, properties, business and operations, books, records and financial condition of the other, including communications with suppliers, vendors and customers, as they each may reasonably require.  No investigation by a party hereto shall, however, diminish or waiver in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.  Consummation of this Agreement shall be subject to the fulfillment of due diligence procedures to the reasonable satisfaction of each of the parties hereto and their respective counsel.

5.2           Expenses.  Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

5.3           Further Assurances.  The parties shall execute such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its best efforts to fulfill or obtain in the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.4           Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith; provided, however, such obligation shall not apply to information which:

(a)           at the time of disclosure was public knowledge;

(b)           after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

(c)           the receiving party had within its possession at the time of disclosure.

5.5           Stock Certificates and Consideration.  At the Closing, the Shareholder shall have delivered the certificates representing the EM Shares duly endorsed (or with executed stock powers) so as to make CDII the sole owner thereof.  At such Closing, CDII shall issue to the Shareholder the CDII Shares as provided herein.

5.6           No Change to Capitalization.  From the date hereof and continuing to the Closing Date, neither CDII nor EM shall issue any shares of capital stock or any securities convertible into capital stock, or enter into any agreement to do so.

Section 6.  The Closing

The Closing shall take at a time and place mutually agreed upon by CDII, EM and the Shareholder following satisfaction or waiver of all conditions precedent to Closing (the “Closing”).  At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate and customary in transactions of this sort in order to consummate the transactions contemplated hereby, including evidence of due authorization of the Agreement and the transactions contemplated hereby.  CDII will seek its shareholder approval for such exchange by this Agreement.

Section 7.  Conditions Precedent to Closing

7.1           Conditions Precedent to the Obligation of CDII to Issue the CDII Shares.  The obligation of CDII to issue the CDII Shares to the Shareholder and to otherwise consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below.  These conditions are for CDII's sole benefit and may be waived by CDII at any time in its sole discretion.

(a)           The representations and warranties of EM and the Shareholder will be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time;

(b)           EM and the Shareholder shall have performed all agreements and satisfied all conditions required to be performed or satisfied by them at or prior to the Closing;

(c)           No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement;

(d)           There shall have been no adverse effect on the business, operations, properties, prospects or financial condition of EM that is material and adverse to EM, taken as a whole;

(e)           The Shareholder shall have delivered to CDII the certificate(s) representing the EM Shares, duly endorsed for transfer (or with executed stock power(s);

(f)           The Shareholder shall have delivered the books and records of EM to CDII; and

(g)           EM and the Shareholder shall have delivered to CDII such other documents relating to the transactions contemplated by this Agreement as CDII may reasonably request.

7.2           Conditions Precedent to the Obligation of the Shareholder to Exchange Its EM Shares.  The obligation of the Shareholder to exchange its EM Shares for the CDII Shares and to otherwise consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below.  These conditions are for the Shareholder’ sole benefit and may be waived by the Shareholder at any time in its sole discretion.

(a)           The representations and warranties of CDII will be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time;

(b)           CDII shall have performed all agreements and satisfied all conditions required to be performed or satisfied by it at or prior to the Closing;

(c)           CDII shall revise its by-laws as may be required and appoint as directors four persons designated by the Shareholder;

(d)           No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement;

(e)           There shall have been no adverse effect on the business, operations, properties, prospects or financial condition of CDII that is material and adverse to CDII, taken as a whole.  CDII shall have timely filed its Annual Report on Form 10-K for the year ended December 31, 2013 with the SEC, which such report shall have been prepared in conformity with the rules and regulations of the SEC and shall contain the unqualified audit report of CDII’s independent registered public accounting firm on its financial statements contained therein;

(f)           CDII shall have filed an amendment to its Articles of Incorporation in the form attached hereto as Exhibit A designating the Common Shares;

(g)           CDII’s common stock shall be quoted on the OTC market;

(h)           CDII shall have delivered the CDII Shares to the Shareholder;

(i)           CDII shall have delivered to the Shareholder such other documents relating to the transactions contemplated by this Agreement as the Shareholder may reasonably request.

Section 8.  Survival of Representations and Warranties of CDII

Notwithstanding any right of the Shareholder fully to investigate the affairs of CDII, the Shareholder shall have the right to rely fully upon the representations, warranties, covenants and agreements of  contained in this Agreement or in any document delivered by CDII or any of its representatives, in connection with the transactions contemplated by this Agreement.  All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for 12 months following the Closing.

Section 9.  Survival of Representations and Warranties of The Shareholder

Notwithstanding any right of CDII fully to investigate the affairs of EM, CDII has the right to rely fully upon the representations, warranties, covenants and agreements of EM and the Shareholder contained in this Agreement or in any document delivered to CDII by either entity or any of its respective representatives, in connection with the transactions contemplated by this Agreement.  All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for 12 months following the Closing.

Section 10.  Indemnification

10.1           Obligation of CDII to Indemnify.  Subject to the limitations on the survival of representations and warranties contained in Section 9, CDII hereby agrees to indemnify, defend and hold harmless the Shareholder from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ fees and disbursements) (a “Loss”) based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of CDII contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

10.2           Obligation of the Shareholder to Indemnify.  Subject to the limitations on the survival of representations and warranties contained in Section 8, the Shareholder agrees to indemnify, defend and hold harmless CDII to the extent provided for herein from and against any Loss based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

Section 11.  Miscellaneous

11.1           Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

11.2           Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

11.3           Binding Agreement; Assignment.  This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement is not assignable except by operation of law.

11.4           Notices.  Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

The Shareholder:                                           Manuel Mustafa
550 Biltmore Way, Suite 200
Coral Gables, FL 33134

EM:                                            550 Biltmore Way, Suite 200
Coral Gables, FL 33134

CDII:                                           431 Fairway Drive, Suite 200
Deerfield Beach, FL 33441

with a copy to:	CDII’s registered agent as reflect in the public records of the Secretary of State of Nevada

Any notice or statement given under this Agreement shall be deemed to have been given if sent by certified mail, return receipt requested, overnight courier or personal delivery, to the other party(ies) at the addresses indicated above or at such other address or number as may be furnished in writing in accordance with this paragraph.

11.5           Governing Law; Venue.  This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law provisions thereof.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of ____Broward____, State of Florida, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  If any provision of this agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this agreement in that jurisdiction or the validity or enforceability of any provision of this agreement in any other jurisdiction.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

11.6           Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party.

11.7           Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement among the parties with respect to the purchase and issuance of the EM Shares and the CDII Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

11.8           Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.9           Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

11.10           Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document. This Agreement may be executed and delivered by facsimile transmission and when so executed and delivered shall have the same effect as if the receiving party had received an original counterpart of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

CD INTERNATIONAL ENTERPRISES, INC.

By:         /s/ James Wang
James Wang
Chief Executive Officer

EM Resource Enterprises, Inc.

By:          /s/ Manuel Mustafa
Manuel Mustafa
President

By:         /s/ Manuel Mustafa
Manuel Mustafa
Sole Shareholder of EM Resource Enterprises, Inc.

SHAREHOLDER of EM Resource Enterprises, Inc.

Shareholder's Name	Ownership%
Manuel Mustafa	100% (_____ CDII shares)

Exhibit A.
Average closing price of CDII common stock
10 trading days (September 16 to September 29, 2015)

9/17/2014	0.060
9/18/2014	0.070
9/19/2014	0.065
9/22/2014	0.061
9/23/2014	0.065
9/24/2014	0.060
9/25/2014	0.067
9/26/2014	0.062
9/29/2014	0.061
Average	$0.064